Exhibit 99.1

ION announces executive leadership transition

HOUSTON, May 29, 2019 /PRNewswire/ — ION Geophysical Corporation (NYSE: IO) today announced the retirement of Brian Hanson, its President and Chief Executive Officer, and his resignation from its Board of Directors, both effective June 1, 2019, and the appointment of Chris Usher, previously Executive Vice President of ION’s Operations Optimization segment, to succeed Mr. Hanson as President and CEO.  Mr. Usher has also been elected to serve on the Board of Directors.

Mr. Hanson has had a long tenure at ION, serving as the Chief Financial Officer from 2006 to 2011 and in his current role as President and CEO from 2011 to present.  Brian has been contemplating the right time to retire for some time and initiated formal succession planning last year.  Chris Usher was identified as a natural fit for the role as he’s led a number of large technology businesses and can seamlessly continue to drive ION’s strategy and shareholder value.  With the industry upturn, all parties felt like this was an opportune time to make the transition.

“Brian has been instrumental in successfully navigating through one of the toughest industry downturns and transforming the company from a solutions provider to a streamlined technology company focused on delivering higher value, higher potential return offerings,” commented Jay Lapeyre, Chairman of the Board.  “On behalf of ION, I would like to extend our gratitude for his many contributions and years of service.”

Chris Usher brings over thirty years of energy and technology leadership to the role with hands-on experience in data processing and imaging, software development and new product commercialization.  Mr. Usher began his career in field operations at Western Geophysical.  In 2000, he moved to PGS in London where he served as President of its global data processing division until 2004.  From 2004 to 2005, Chris served as Senior Corporate Vice President, Integrated Services, at Paradigm Geotechnology in London.  In 2005, Mr. Usher joined Landmark Software and Services, a division of Halliburton, as Senior Director.  From 2010 until 2012, Mr. Usher served as Senior Vice President and Chief Technology Officer for Global Geophysical.  Chris joined ION’s executive team in December 2012 and has run a number of ION’s businesses in the time since.  Mr. Usher is a graduate of Yale University with a Bachelor of Science degree in geology and geophysics.

“Serving as President and CEO of ION has been the most rewarding role of my career and I am proud of what we have accomplished,” said Brian Hanson.  “After almost fifteen years at ION, I am ready to retire from public company life and am looking forward to pursuing other personal interests.  Chris has been a key member of our executive team for many years and I am confident that under his leadership ION will continue to grow and prosper.  He has an excellent track record and the right mix of leadership skills, industry knowledge and strategic vision to bring ION into the next era of digitalization and decision intelligence.”

Chris Usher stated, “I am delighted to be selected for this role and am looking forward to working with our incredibly talented team to deliver long-term growth and value to our customers and shareholders as we enter a new market cycle.  There are exciting opportunities ahead of us to build on ION’s traditional data library and imaging strengths, commercialize new technology we’ve been developing and modify our cutting-edge capabilities for new markets.  Our leadership team is focused on matching our clients’ needs with innovative offerings that enable smarter decisions about their investments and operations.”

About ION

ION develops and leverages innovative technologies, creating value through data capture, analysis and optimization to enhance critical decision-making, enabling superior returns.  For more information, visit iongeo.com.

Contacts

ION (Investor relations)

Executive Vice President and Chief Financial Officer
Steve Bate, +1 281.552.3011
steve.bate@iongeo.com

ION (Media relations)

Vice President, Communications
Rachel White, +1 281.781.1168
rachel.white@iongeo.com

The information herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may include information and other statements that are not of historical fact. Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include the risks associated with the timing and development of ION Geophysical Corporation’s products and services; pricing pressure; decreased demand; changes in oil prices; and political, execution, regulatory, and currency risks. These risks and uncertainties also include risks associated with the WesternGeco litigation and other related proceedings. We cannot predict the outcome of this litigation or the related proceedings. For additional information regarding these various risks and uncertainties, including the WesternGeco litigation, see our Form 10-K for the year ended December 31, 2018, filed on February 8, 2019. Additional risk factors, which could affect actual results, are disclosed by the Company in its fillings with the Securities and Exchange Commission (“SEC”), including its Form 10-K, Form 10-Qs and Form 8-Ks filed during the year. The Company expressly disclaims any obligation to revise or update any forward-looking statements.

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SOURCE ION Geophysical Corporation